Free Writing Prospectus to Amendment No. 1 dated March 19, 2026 relating

To Preliminary Pricing Supplement No. 15,010

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 18, 2026; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-Of APO, BX and KKR Jump Securities with Auto-Callable Feature, with 1-Year Initial Non-Call Period

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stocks:	Apollo Global Management, Inc. common stock (“APO”), Blackstone Inc. common stock (“BX”) and KKR & Co. Inc. common stock (“KKR”)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	March 31, 2026
Original issue date:	April 6, 2026 (3 business days after the pricing date)
Maturity date:	April 4, 2029
Early redemption:

Beginning after one year, if, on any determination date, the closing price of each underlying stock is greater than or equal to its call threshold level, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.

The securities will not be redeemed early on any early redemption date if the closing price of any underlying stock is below its call threshold level on the related determination date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 29.30% per annum) for each determination date, as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments.” No further payments will be made on the securities once they have been redeemed.

Determination dates:

Beginning after one year, quarterly. See “Determination Dates, Early Redemption Dates and Early Redemption Payments.” The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:

See “Determination Dates, Early Redemption Dates and Early Redemption Payments.” If such day is not a business day, the early redemption payment, if payable, will be paid on the next business day, and no adjustment will be made to the early redemption payment.

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•If the final share price of each underlying stock is greater than or equal to its respective downside threshold level:

$1,879

•If the final share price of any underlying stock is less than its respective downside threshold level:

$1,000 × share performance factor of the worst performing underlying stock

Under these circumstances, you will lose more than 30%, and possibly all, of your investment.

Downside threshold level:	With respect to each underlying stock, 70% of the initial share price
Call threshold level:	With respect to each underlying stock, 100% of the initial share price
Final share price:	With respect to each underlying stock, the closing price on the final determination date
Share performance factor:	With respect to each underlying stock, the final share price divided by the initial share price

Determination Dates, Early Redemption Dates and Early Redemption Payments:	Determination Date:		Early Redemption Date:	Early Redemption Payment (per $1,000 Security):
	1st:	4/7/2027	4/12/2027	$1,293.00
	2nd:	6/30/2027	7/6/2027	$1,366.25
	3rd:	9/30/2027	10/5/2027	$1,439.50
	4th:	12/30/2027	1/4/2028	$1,512.75
	5th:	3/31/2028	4/5/2028	$1,586.00
	6th:	6/30/2028	7/6/2028	$1,659.25
	7th:	10/2/2028	10/5/2028	$1,732.50
	8th:	1/2/2029	1/5/2029	$1,805.75
	Final:	3/29/2029	Maturity date	See “Hypothetical Payout at Maturity” below
Adjustment factor:	With respect to each underlying stock, 1.0, subject to adjustment in the event of certain corporate events affecting such underlying stock
CUSIP/ISIN:	61781EWB8 / US61781EWB81
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226016036/ms15010_424b2-10324.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Final Share Price of the Worst Performing Underlying Stock	Early Redemption Payment (per Security)
#1	-20.00%	--
#2	+30.00%	$1,366.25
The securities are automatically redeemed on the second early redemption date. Investors receive a payment of $1,366.25 per security on the related early redemption date.
Hypothetical Payout at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Final Share Price of the Worst Performing Underlying Stock	Payment at Maturity (per Security)
+60.00%	$1,879.00
+40.00%	$1,879.00
+20.00%	$1,879.00
0.00%	$1,879.00
-10.00%	$1,879.00
-20.00%	$1,879.00
-30.00%	$1,879.00
-31.00%	$690.00
-40.00%	$600.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stocks

For more information about the underlying stocks, including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●Investing in the securities is not equivalent to investing in the common stock of Apollo Global Management, Inc., Blackstone Inc. or KKR & Co. Inc.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $956.40 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stocks

●You are exposed to the price risk of each of the underlying stocks.

●No affiliation with Apollo Global Management, Inc., Blackstone Inc. or KKR & Co. Inc.

●We may engage in business with or involving Apollo Global Management, Inc., Blackstone Inc. or KKR & Co. Inc. without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.